Exhibit 99.1
[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe Director, Corporate Communications (858) 207 — 5859
BIOMED REALTY TRUST ENTERS INTO NEW $750 MILLION UNSECURED REVOLVING
CREDIT FACILITY
SAN DIEGO, Calif. — July 19, 2011 — BioMed Realty Trust, Inc. (NYSE: BMR) announced today that the company has entered into a new $750 million unsecured revolving credit facility, replacing the previous unsecured revolving credit facility which had a maturity date of August 1, 2011. The new facility matures on July 13, 2015, but can be extended for one year to July 13, 2016 at the company’s option. In addition, the terms of the new facility permit BioMed to increase the amount of the revolving credit commitments to $1.25 billion after satisfying certain conditions. Interest paid on drawings under the new facility is set at LIBOR plus 155 basis points, subject to adjustments based on changes to BioMed’s credit ratings.
Commenting on the new credit line, Greg Lubushkin, BioMed’s Chief Financial Officer, said, “We are pleased with the very efficient execution we were able to achieve in resolving our only significant consolidated debt maturity over the next three years. We appreciate the continued support of our lending partners through the transaction. They continue to play a key role in BioMed’s ability to meet the real estate needs of the life science industry and the execution of our proven business model.”
KeyBank National Association served as Administrative Agent and Co-Lead Arranger for the new facility, while Wells Fargo Securities, LLC served as Co-Lead Arranger. Wells Fargo National Bank Association acted as Syndication Agent, and U.S. Bank National Association acted as Documentation Agent.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in 90 properties, representing 152 buildings with approximately 12.6 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenents’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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